Nittany Financial Corp./Nittany Bank         Subject:   South Atherton Expansion

                                             Contact:   Samuel J. Malizia,
                                                        Chairman of the Board

David Z. Richards, Jr.
                                                        President & CEO
                                                        (814) 238-5724

                                             Date:      January 10, 2002



                                     [LOGO]
                                  Nittany Bank


FOR IMMEDIATE RELEASE
---------------------

              Nittany Bank to Expand Into Current Shoney's Location

State College, PA - Nittany Bank announced today that it will open a branch office in the current Shoney's Restaurant at 1900 South Atherton St. The Bank will relocate their existing office at 129 Rolling Ridge Drive to the new location by the end of June, 2003.

Penny Rhoades, Assistant Vice President and Manager of the current Rolling Ridge office, will operate the new 5,000 sq. ft. office with her existing staff and additional personal bankers. Plans for the expanded office include a multiple-lane drive-thru, drive-up ATM services, and expanded personal banking and investment services.

David Richards, President and CEO of Nittany Bank believes the office will allow Nittany Bank to maintain its current growth rate and serve customers more efficiently. "In only 29 months, the current office on Rolling Ridge Drive has grown dramatically with over $47 million in loans and deposits. We first and foremost wanted a larger location that was more convenient for existing customers, as well as accessibility for potential clients. The visibility and traffic signal access make this a perfect location, however, we always remember that our staff and service levels are the most important ingredient for our continued success. We have been overwhelmed with the response to the Nittany Bank way of doing business. This new office, combined with our three others in State College and five ATMs will make us the best place for banking in the region. In only four years of operation, over 11,000 accounts call Nittany Bank home."

Senior Vice President Richard Barrickman and some of the Bank's loan operations will also move to the new office. "Our customers like to get answers without having to call Pittsburgh, Buffalo or Harrisburg. Moving to the new office will maintain our philosophy of having a senior officer in each branch to meet customer needs," said Barrickman.

Nittany Financial Corp. (OTC Ticker Symbol "NTNY") is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated solely in the State College market with $180 million in assets. Nittany Bank began operations in October, 1998 and currently operates four offices with 40 employees. Nittany Bank offers a full range of financial services through its four offices, five ATM's, telephone banking (231-1800) and transactional internet banking at its www.NittanyBank.com site.

The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the bank's four offices. Vantage Investment Advisors LLC., is a Registered Investment Advisory firm providing fee based investment management services. Vantage currently manages approximately $145 million in investments for small business retirement plans as well as individual portfolio management for consumers.